Exhibit 99.6
Assignment of Promissory Note, Warrant and Security Agreement
For value received, John Schutte (“Assignor”) hereby assigns and transfers to Abuse Deterrent Pharma, LLC, a Kentucky limited liability company (“Assignee”), all of the Assignor’s right, title and interest in and to (i) that certain Amended, Consolidated and Restated Convertible Secured Promissory Note (the “Note”) dated June 28, 2019 made and delivered by Acura Pharmaceuticals, Inc., a New York corporation (the “Company”), to Assignor in the aggregate principal sum of SIX MILLION DOLLARS ($6,000,000), (ii) that certain Warrant to purchase common stock dated June 28, 2019 made and delivered by the Company to Assignor, and (iii) that certain Security Agreement dated June 28, 2019 made by the Company in favor of Assignor, each without recourse or any warranty.
Dated: June 28, 2019
ASSIGNOR:
  /s/ John Schutte
JOHN SCHUTTE

BY ITS EXECUTION BELOW, AND FOR THE BENEFIT OF THE COMPANY, ASSIGNEE HEREBY MAKES EACH OF THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 8 OF THE NOTE AND AGREES TO ALL OTHER PROVISIONS OF THE NOTE AND SECURITY AGREEMENT AS OF THE DATE HEREOF.

ASSIGNEE:

ABUSE DETERRENT PHARMA, LLC

By:   /s/ John Schutte
John Schutte, Manager

BY ITS EXECUTION BELOW, ACURA PHARMACEUTICALS, INC. HEREBY ACKNOWLEDGES, AGREES AND CONSENTS TO THIS ASSIGNMENT:

ACURA PHARMACEUTICALS, INC.

By:   /s/ Peter A. Clemens

Name:   Peter A. Clemens

Title:   Sr. V/P and CFO